As Filed with the Securities And Exchange Commission on January 4, 2008
Registration No. 333-33656

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DOBSON COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma (State or Other Jurisdiction of Incorporation or Organization)	73-1513309 (I.R.S. Employer Identification No.)

5565 Glenridge Connector Atlanta, Georgia (Address of Principal Executive Offices)	30342 (Zip Code)
DOBSON COMMUNICATIONS CORPORATION 2000 STOCK INCENTIVE PLAN
(Full Title of the Plans)
Corporation Service Company
115 S.W. 89th Street
Oklahoma City, Oklahoma 73139
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code of agent for service)

REMOVAL OF SHARES FROM REGISTRATION
     This Post-Effective Amendment No. 2 to the Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.
     Dobson Communications Corporation (the “Registrant”) filed a Registration Statement on Form S-8 (No. 333-33656) on March 31, 2000 (the “Registration Statement”) and a Post-Effective Amendment No. 1 to Form S-8 on April 30, 2004 with the Securities and Exchange Commission with respect to a total of 4,000,000 shares of the Registrant’s Class A Common Stock, which were to be issued in connection with the Dobson Communications Corporation 2000 Stock Incentive Plan (the “Stock Incentive Plan”).
     Dobson entered into an Agreement and Plan of Merger, dated as of June 29, 2007 (the “Merger Agreement”), by and among AT&T Inc., a Delaware corporation (“Parent”), Alpine Merger Sub Inc., an Oklahoma corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Dobson, pursuant to which, among other things, Merger Sub would merge with and into Dobson, the separate corporate existence of Merger Sub would cease, and Dobson would continue as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).
     The Merger became effective on November 15, 2007.
     Pursuant to the Registrant’s undertaking in Part II, Item 9 in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to withdraw the Registration Statement, including all amendments and exhibits to the Registration Statement, with respect to all unsold shares of the Registrant’s common stock registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 4, 2008.

DOBSON COMMUNICATIONS CORPORATION (Registrant)
By:	/s/ PETER A. RITCHER
	Name:	Peter A. Ritcher
	Title:	Chief Financial Officer
	Date:	January 4, 2008

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated and on January 4, 2008.

Name	Title

/s/ RALPH DE LA VEGA Ralph de la Vega	President and Director (Principal Executive Officer)

/s/ PETER A. RITCHER Peter A. Ritcher	Chief Financial Officer (Principal Financial Officer)

/s/ GREGORY T. HALL Gregory T. Hall	Vice President and Controller (Principal Accounting Officer)

/s/ JOAQUIN R. CARBONELL Joaquin R. Carbonell	Director

/s/ PAUL ROTH Paul Roth	Director